UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20540


                                     FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                  Commission File Number 0-15205
                                                                         -------

                                  Elcotel, Inc.
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             (Exact name of registrant as specified in its charter)

     6428 Parkland Drive, Sarasota, Florida                 941-758-0389
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(Address,  including zip code,  and telephone  number,  including  area code, of registrant's principal executive offices)

                        Redeemable Common Stock Warrants
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            (Title of each class of securities covered by this Form)

                     Common Stock, Par Value $.01 Per Share
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(Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

    Rule 12g-4(a)(1)(I)       [X]                 Rule 12h-3(b)(1)(I)       [X]
    Rule 12g-4(a)(1)(ii)      [ ]                 Rule 12h-3(b)(1)(ii)      [ ]
    Rule 12g-4(a)(2)(I)       [ ]                 Rule 12h-3(b)(2)(I)       [ ]
    Rule 12g-4(a)(2)(ii)      [ ]                 Rule 12h-3(b)(2)(ii)      [ ]
                                                  Rule 15d-6                [ ]

      Approximate number of holders of record as of the certification or notice date: -0-; Expired 5/09/99
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      Pursuant  to the  requirements  of the  Securities  Exchange  Act of 1934,
Elcotel, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                Elcotel, Inc.

Date: December 3, 1999          By: /s/ William H. Thompson
      ----------------              ----------------------------
                                    William H. Thompson,  Senior Vice President,
                                    Administration and Finance and
                                    Chief Financial Officer